Exhibit (a)(1)(ix)

OFFER TO PURCHASE FOR CASH

UP TO 900,000

OF ITS $2.125 DEPOSITARY CONVERTIBLE EXCHANGEABLE PREFERRED SHARES (EACH OF WHICH REPRESENTS ONE-TENTH OF A SHARE OF $21.25 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK)

BY

PERINI CORPORATION

AT

$25.00 NET PER SHARE

May 8, 2003

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been engaged by Perini Corporation, a Massachusetts corporation (the “Company”), to act as Dealer Manager in connection with the Company’s offer to purchase 900,000 of its $2.125 Depositary Convertible Exchangeable Preferred Shares (the “Depositary Shares”) (each of which represents one-tenth of a share of $21.25 Convertible Exchangeable Preferred Stock) at $25.00 per Depositary Share (the “Purchase Price”), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase dated March 31, 2003, as amended and supplemented by the Supplement dated May 8, 2003 (the “Offer to Purchase”), and in the related letter of transmittal (the “Letter of Transmittal”). The Offer to Purchase and the Letter of Transmittal are referred to collectively as the “Offer”.

Please furnish copies of the enclosed materials to those of your clients for whom you hold Depositary Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

(1)	Supplement to the Offer to Purchase dated May 8, 2003;

(2)	Letter of Transmittal to be used by holders of Depositary Shares in accepting the Offer, which includes a Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number as Substitute Form W-9

(3)	A Form of Notice of Guaranteed Delivery;

(4)	Form of Letter to Clients, which may be sent to your clients for whose account you hold Depositary Shares registered in your name (or in the name of your nominee) with space provided for obtaining such client’s instructions with regard to the Offer; and

(5)	Return envelope addressed to EquiServe Trust Company, N.A., the Depositary for the Offer.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF DEPOSITARY SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS AS DESCRIBED IN SECTION 12—”CONDITIONS OF THE OFFER” OF THE OFFER TO PURCHASE.

We urge you to contact your clients promptly. Please note that the Offer will expire at 5:00 P.M., New York City time, on Monday, June 9, 2003 (the “Expiration Date”), unless the Offer is extended.

The Board of Directors of the Company has approved the Offer but is making no recommendation to the holders of Depositary Shares (the “Holders”) relating thereto. Holders must make their own decision whether to tender their Depositary Shares and if so, how many Depositary Shares to tender.

In all cases, payment for Depositary Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) depositary receipts for (or a timely book-entry confirmation with respect to) such Depositary Shares, (b) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 5 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the Purchase Price of the Depositary Shares to be paid by the Company, regardless of any extension of the Offer or any delay in making such payment.

In addition, a form of Notice of Guaranteed Delivery is included herewith, and supplemental instructions are set forth in Section 5 – “Procedures for Tendering Depositary Shares” of the Offer to Purchase for guaranteed delivery in circumstances where depositary receipts that are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date of the Offer.

If you have questions about the Offer, you can call Georgeson Shareholder Communications Inc., the information agent for the Offer, at the telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

Georgeson Shareholder Communications Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.